    Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)
Arvinas, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	93,879 shares (2)	$44.99 (3)	$4,223,616.21 (3)	$147.60 per $1,000,000	$623.41
Equity	Common Stock, $0.001 par value per share	Other	63,452 shares (4)	$44.99 (3)	$2,854,705.48 (3)	$147.60 per $1,000,000	$421.35
Total Offering Amounts					$7,078,321.69		$1,044.76
Total Fee Offsets							$0.00
Net Fee Due							$1,044.76

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of shares issuable under a new hire inducement stock option award to be granted on March 18, 2024 to an employee in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to such employee entering into employment with the registrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s common stock reported on the Nasdaq Global Select Market on March 14, 2024.

(4)	Consists of shares issuable under a new hire inducement restricted stock unit award to be granted on March 18, 2024 to an employee in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to such employee entering into employment with the registrant.